Exhibit 10.45
FAIRFAX INC. and CRUM & FORSTER HOLDINGS CORP.
INTER-COMPANY TAX ALLOCATION AGREEMENT
Effective January 1, 2007
     WHEREAS, Fairfax Inc., a Wyoming corporation (“Parent”) and Crum & Forster Holdings Corp., a Delaware Corporation (“C&F”), became members of an affiliated tax group filing consolidated tax returns on June 5, 2003;
     WHEREAS, Parent and C&F are parties to the Fairfax, Inc. and Crum & Forster Holdings Corp. Tax Allocation Agreement effective June 5, 2003 (the “2003 Agreement”);
     WHEREAS, Parent and C&F desire to terminate the 2003 Agreement and enter into an inter-company tax allocation agreement effective January 1, 2007;
     NOW, THEREFORE, the parties agree as follows:
     The purpose of this agreement (the “Agreement”) is to determine the amount of federal and (where applicable) state income tax allocated to C&F and the amount C&F will pay to or receive from Parent. This Agreement is between Parent and C&F. Parent and C&F are sometimes hereafter collectively referred to as the “Group”.
1.	C&F and Parent are affiliated corporations and have elected to file a consolidated federal income tax return pursuant to the provisions of Section 1502, et seq., of the Internal Revenue Code of 1986, as amended, (the “Code”).
2.	C&F shall compute and pay to the Parent its federal income tax liability as if computed on a separate return. C&F shall have first use of all of its current operating losses and credits. Additionally, Parent shall reimburse C&F for any net operating losses (NOL’s) that can be utilized by C&F subsidiaries reflected in Schedule 1 (“Subsidiaries”) which will be allowed to be carried back and/or forward utilizing the same carryback/forward periods allowed pursuant to the Code, including the carryback period prior to the effective date of this agreement. To the extent C&F NOL’s can be utilized by Subsidiaries, such NOL’s are deemed utilized by C&F in the same tax year. The calculation of the separate federal income tax liability of C&F shall be made pursuant to the Code and its regulations, as well as applicable cases, rulings, etc., and shall be determined by utilizing the maximum applicable corporate income tax rate. With respect to the tax sharing agreements that Parent has with Crum & Forster Holding Inc.[1] and the C&F subsidiaries covered under the New York domiciled tax allocation agreement[2], Parent agrees that tax payments due to Parent under those two agreements shall be made to C&F and C&F will then remit net tax payments to Parent.

3.	C&F shall pay such separate return tax liability to the Parent by no later than the applicable due date or dates that such payments would have been required by the Internal Revenue Service if C&F had filed a separate return, or as soon thereafter as possible.

4.	If C&F would not have to pay any federal income tax or would have a claim for refund of federal income taxes, the Parent will pay to C&F an amount equal to the refund C&F would have been entitled to obtain from the Internal Revenue Service. The Parent shall make the payment to C&F by no later than the applicable due date or dates that payment would have been made by the Internal Revenue Service if C&F had filed a timely claim for refund, or as soon thereafter as possible.
5.	In the event that C&F or the Parent is required or has elected to file a unitary or combined state income tax return, which may include other affiliate companies (“State Group”), the Parent will compute, report, and pay the state income tax liability in accordance with the applicable state laws and regulations and will file the required annual return. Within thirty (30) days from the filing of any combined state income tax return the Parent will calculate and assess C&F its share of the combined state income tax liability based on (i) the methodology required or established by state income tax law or, (ii) if none, the percentage of C&F’s separate income or tax divided by the total separate income or tax of the State Group. Within thirty (30) days of such assessment, each member will pay to the Parent its share of the state income tax liability.

6.	If after the filing of a return it is determined that the liability of either party computed hereunder is incorrect, whether by reason of an Internal Revenue Service audit, state audit, discovery of error, the learning of new information, or otherwise, appropriate payments, including allocations of penalty and/or interest, if applicable, shall be made promptly to reflect the payments that should have been made.

7.	In lieu of actual payments, adjustments to inter-company payables and receivables may be made and any net balances due will be paid within ninety (90) days of each adjustment. All payments under this Agreement, including subsequent changes in the amount of C&F’s or Subsidiary’s tax liability or reimbursement payment, shall be considered an inter-company payable or receivable, as the case may be, until such adjustment is paid, and shall not be considered a dividend or surplus contribution.

[1]	Fairfax Inc Tax Allocation Agreement, effective January 1, 2000

[2]	Fairfax Inc Intercompany Tax Allocation Agreement (NY), effective January 1, 2000

8.	The Parent agrees to indemnify and reimburse C&F for any and all claims, demands, and expenses in the event that the Internal Revenue Service levies upon the assets of C&F for unpaid taxes, including penalties and interest, in excess of that amount for which C&F may be liable pursuant to the terms of this Agreement.

9.	This Agreement shall be applicable only with respect to periods for which the parties are members of the same affiliated Group filing a consolidated federal income tax return. No adjustments hereunder shall be made with respect to periods for which either the Parent or C&F are not members of the same affiliated Group.

10.	The 2003 Agreement is hereby terminated effective after December 31, 2006, and this Agreement shall take effect on January 1, 2007 and shall continue until terminated by the mutual written agreement of Parent and C&F. In the event any party ceases to be affiliated with the Group, this Agreement automatically terminates only with respect to that member. This Agreement shall also terminate if the Group fails to file a consolidated federal income tax return for any tax year of this Agreement. Notwithstanding the termination of this Agreement, its provisions will remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidate federal income tax return.

11.	This Agreement may, from time to time, be amended, modified, and supplemented in such manner as may be mutually agreed upon by the parties, subject to the approval of any regulatory authorities as required by law. Any amendment, modification, or supplement to this Agreement shall be in writing and shall be executed by a duly appointed representative of each of the parties.
12.	Every article, term, condition, and provision of this Agreement is declared to be independent of and severable from all other articles, terms, conditions, and provisions of the Agreement. Invalidation, whether judicial or otherwise, of any article, term, condition, or provision contained in the Agreement shall in no way affect any other provisions of this Agreement, all of which shall remain in full force and effect.

13.	The books, accounts, tax returns, and records of the Parent and C&F shall be maintained so as to clearly and adequately disclose the precise nature and details of the obligations and liabilities under this Agreement. All materials relating to the tax returns, including but not limited to the returns, supporting schedules, work papers, and correspondence, shall be available for inspection at any time during normal business hours by the Parent or C&F. Each party to this Agreement shall maintain, at its principal or home office, records of all tax allocations, and any subsequent Internal Revenue Service or state review or adjustment. The provisions of this section shall survive termination of this Agreement.

14.	This Agreement has been approved by the Board of Directors of each party to this Agreement.

15.	This Agreement is not assignable by any party without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers to be effective
January 1, 2007.

Fairfax Inc.

By:	/s/ John Cassil

Name Printed: John Cassil
Title:	Vice President

Crum & Forster Holdings Corp.

By:	/s/ Mary Jane Robertson

Name Printed: Mary Jane Robertson
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SCHEDULE 1
Crum & Forster Holding Inc.
United States Fire insurance Company
The North River Insurance Company
Crum and Forster Insurance Company
Crum & Forster Indemnity Company
Crum & Forster Specialty Insurance Company
Fairmont Specialty Insurance Managers, Inc.
Seneca Insurance Company, Inc.
Seneca Specialty Insurance Company
Excelsior Claims Administrators, Inc.
Seneca Risk Services, Inc.